SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number  0-22220

TRI-COUNTY BANCORP, INC.
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(Exact name of registrant as specified in its charter)

2201 MAIN STREET, TORRINGTON, WYOMING  82240
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(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

COMMON STOCK, $0.10 PAR VALUE PER SHARE
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(Title of each class of securities covered by this Form)

NONE
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(Titles of all other classes of securities covered by this Form)

NONE
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(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         X             Rule 12h-3(b)(1)(ii)
                        -------                                    ------
Rule 12g-4(a)1(ii)                        Rule 12h-3(b)(2)(i)
                        -------                                    ------
Rule 12g-4(a)(2)(i)                       Rule 12h-3(b)(2)(ii)
                        -------                                    ------
Rule 12g-4(s)(2)(ii)                      Rule 15d-6                  X
                        -------                                    ------
Rule 12h-3(b)(1)(i)
                        -------

Approximate number of holders of record as of the certification or notice date:

ONE, FOLLOWING THE EFFECTIVE TIME OF THE REGISTRANT'S MERGER WITH PLATTE VALLEY ACQUISITION COMPANY, INC.

Pursuant to the requirements of the Securities Exchange Act of 1934 TRI-COUNTY BANCOPR, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 30, 2001                By:   /s/Robert L. Savage
                                          President of TRI-COUNTY BANCORP, INC.

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.